Exhibit 5.2

Robles Miaja
  ABOGADOS

Bosque de Alisos 47 A-Piso 1 A2-11 Colonia Bosques de las Lomas México 05120, Ciudad de México	Tel: +52 55 1105-1300 www.roblesmiaja.com.mx

July 8, 2025

América Móvil, S.A.B. de C.V.
Lago Zurich 245
Plaza Carso / Edificio Telcel
Colonia Granada Ampliación
11529 Ciudad de México, México

Ladies and Gentlemen:

We have acted as special Mexican counsel to América Móvil, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-287731) (the “Registration Statement”) (i) of Ps. 6,000,000,000.00 aggregate principal amount of its 9.500% Senior Notes due 2031 (the “2031 Notes”); (ii) of Ps. 3,500,000,000.00 aggregate principal amount of its 10.300% Senior Notes due 2034 (the “2034 Notes”); and (iii) of Ps. 6,000,000,000.00 aggregate principal amount of its 10.125% Senior Notes due 2029 (the “2029 Notes”, and, together with the 2031 Notes and the 2034 Notes, the “Notes”) to be issued under an indenture,  dated as of October 1, 2018 (the “Base Indenture”) among the Company, Citibank, N.A., as trustee (the “Trustee”), registrar and transfer agent, and Citibank, N.A., London Branch, as paying agent (the “Paying Agent”), as amended and supplemented by (i) the sixth supplemental indenture dated as of July 6, 2023, as further supplemented by an additional notes supplement, dated as of July 8, 2025, relating to the 2031 Notes (the “Additional 2031 Notes Supplement”); (ii) the seventh supplemental indenture dated as of February 1, 2024, as further supplemented by an additional notes supplement, dated as of July 8, 2025, relating to the 2034 Notes (the “Additional 2034 Notes Supplement”); and (iii) the eighth supplemental indenture dated as of March 27, 2024, as further supplemented by an additional notes supplement, dated as of July 8, 2025, relating to the 2029 Notes (the “Additional 2029 Notes Supplement” and, together with the Additional 2031 Notes Supplement and the Additional 2034 Notes Supplement, the “Supplemental Indentures” and, together with the “Base Indenture, the “Indenture”) between the Company, the Trustee and the Paying Agent.

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The Notes have been concurrently offered and sold in Mexico pursuant to a public offering in Mexico. Furthermore, (i) the 2031 Notes constitute a further issuance by the Company of its 9.500% Senior Notes due 2031, which were originally issued in an aggregate principal amount of Ps.17,000,000,000.00 on July 6, 2023; (ii) the 2034 Notes constitute a further issuance by the Company of its 10.300% Senior Notes due 2034, which were originally issued in an aggregate principal amount of Ps.20,000,000,000.00 on February 1, 2024; and (iii) the 2029 Notes constitute a further issuance by the Company of its 10.125% Senior Notes due 2029, which were originally issued in an aggregate principal amount of Ps.17,500,000,000.00 on March 27, 2024.

For purposes of rendering this opinion, we have examined (i) the Registration Statement, including the Base Indenture, which is incorporated therein as an exhibit, (ii) the Supplemental Indentures, (iii) the global notes representing the Notes, (iv) the estatutos sociales (by-laws) of the Company, and (v) the corresponding corporate actions, and such other documents, records and matters of law, as we have deemed necessary, and have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Company is duly incorporated and validly existing under the laws of Mexico.

2.	The Company has the corporate power to, and all necessary corporate action has been taken to, execute and deliver the Notes.

3.	The Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, respectively.

This opinion is subject to the following qualifications:

(a)     Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Notes are unsecured (quirografarias) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Notes;

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(b) We note that the payment of interest on interest may not be enforceable under Mexican law; and

(c)     We note that Article 1093 of the Mexican Commerce Code (Código de Comercio), provides that for a choice of jurisdiction to be valid under Mexican Law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled, or to the location of the relevant item.

In addition, we have assumed that the Company and the Trustee have satisfied those legal requirements that are applicable to each of them under the law other than federal law of Mexico to the extent necessary to make the Base Indenture, the Supplemental Indentures and the Notes enforceable against each of them.

We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Company.

In rendering the foregoing opinion, we have relied (i) as to factual matters on certificates of directors and executive officers of the Company and (ii) as to matters of United States federal and New York law on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the Company.

We note that Rafael Robles Miaja, a partner of this firm, is currently Pro-Secretary of the Board of Directors of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and “Enforceability of Civil Liabilities” and in any prospectus supplements related thereto under the heading “Validity of Notes” as counsel for the Company who have passed on the validity of the notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to you.

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This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

/s/ Bufete Robles Miaja, S.C.

Bufete Robles Miaja, S.C.